Exhibit 99.1

Gartner	Press Release
CONTACT:
Henry A. Diamond
Group Vice President
Investor Relations and Corporate Finance
+1 203 316 3399
henry.diamond@gartner.com
Gartner Reports Financial Results for Second Quarter 2008
Contract Value Increased 16% to $794.2 Million
Total Revenue Increased 17% to $343.9 Million
Diluted EPS from Continuing Operations Increased 173% to $0.30
Cash Provided by Operating Activities Increased 54% to $67.6 Million
Company Repurchased $84.7 Million of Stock
STAMFORD, Conn., July 30, 2008 — Gartner, Inc. (NYSE: IT), the leading provider of research and analysis on the global information technology industry, today reported results for second quarter 2008.
Contract value, a key leading indicator for Gartner’s Research segment, increased 16% year-over-year to a record level of $794.2 million, reflecting the successful execution of the Company’s strategy to accelerate the growth of its Research business. Total revenue for second quarter 2008 grew 17% year-over-year to $343.9 million, driven by double-digit growth in each of Gartner’s three business segments. Excluding the impact of foreign exchange, research contract value and total revenue each increased 13% year-over-year.
For second quarter 2008, diluted EPS from continuing operations increased 173% year-over-year to $0.30, net income increased 113% year-over-year to $29.9 million and Normalized EBITDA increased 37% year-over-year to $60.7 million. These results were driven by the Company’s strong revenue growth and operating leverage, coupled with the postponement of certain expenses and investments to later in the year. See “Non-GAAP Financial Measures” for a discussion of Normalized EBITDA and a reconciliation to net income.
Gene Hall, Gartner’s chief executive officer, commented, “During the second quarter we continued to experience solid demand for our services. The performance of our Research and Events businesses was in-line with our expectations while our Consulting business grew ahead of expectations. Given our vast market opportunity and high-value products, we are well-positioned to meet our growth targets for the remainder of the year and beyond.”
Business Segment Highlights
Research – Revenue for second quarter 2008 increased 20% year-over-year to $195.8 million and gross contribution margin improved 2 percentage points to 65%. At June 30, 2008, research contract value was a record $794.2 million, up 16% year-over-year. Client and wallet retention rates for second quarter 2008 were 81% and 101%, respectively.
Consulting – Revenue for second quarter 2008 increased 13% year-over-year to $94.6 million and gross contribution margin improved 2 percentage points to 43%. Second quarter utilization increased 2
-more-

percentage points year-over-year to 75% and backlog increased 2% year-over-year to $111.3 million at June 30, 2008. Billable headcount was 478 as of June 30, 2008, versus 487 last year, reflecting the exiting of consulting operations in Asia Pacific during 2007.
Events – Revenue for second quarter 2008 increased 20% to $51.0 million and gross contribution margin was 44%. The Company held 25 events with 13,873 attendees, as compared to 20 events with 12,842 attendees in second quarter 2007. As previously announced, four large events that were held in first quarter 2007 were shifted into second quarter 2008, which positively impacted revenue in the second quarter.
Cash Flow and Balance Sheet Highlights
During second quarter 2008, Gartner generated cash provided by operating activities of $67.6 million, up 54% versus last year, and had capital expenditures of $5.5 million. The Company deployed its cash principally to repurchase 3.9 million shares of its common stock at a cost of $84.7 million. As of June 30, 2008, the Company had total debt of $469.8 million and cash of $136.9 million.
Financial Outlook for 2008
Gartner updated its most recent financial outlook for 2008. The Company increased its projection for Research revenue and total revenue and reiterated its guidance for all other financial metrics. The increase in outlook for Research revenue was primarily due to higher foreign exchange benefits.
For the full year, the Company is now targeting total revenue of $1.288 to $1.313 billion, an increase of 10% to 12% versus 2007. By segment, the Company is now targeting Research revenue of $780 to $790 million, an increase of 16% to 17% versus 2007, and is continuing to target Consulting revenue of $335 to $345 million, an increase of 3% to 6% versus 2007, Events revenue of $168 to $172 million, an increase of 5% to 7% versus 2007, and other revenue of $5 to $6 million.
Based on the above revenue outlook, coupled with the Company’s expectation that it will increase investments in its businesses during the second half of the year, Gartner is continuing to target Normalized EBITDA for the full year 2008 of $209 to $219 million, an increase of 10% to 15% versus 2007, Diluted EPS from continuing operations of $0.88 to $0.98, an increase of 33% to 48% versus 2007, cash flow from operations of $155 to $170 million and capital expenditures of $25 to $27 million. Normalized EBITDA excludes a projected $26 to $28 million of pre-tax expense related to SFAS 123R.
Gartner’s 2008 outlook excludes the results of its former Vision Events business, which was sold in February 2008 and is now reported as a discontinued operation, and the $7.1 million gain-on-sale resulting from the divestiture.
Ken Davis to Lead EUP, Robin Kranich to Lead Human Resources, Michael Yoo to Lead HTTP
Separately, Gartner announced that Ken Davis, senior vice president and formerly leader of Gartner’s High Tech and Telecom Programs (HTTP), will now lead Gartner’s End User Programs (EUP) and Robin Kranich, senior vice president and formerly leader of EUP, will now lead Gartner’s global human resources organization. Michael Yoo, formerly head of product development and strategy for Gartner Executive Programs, has been promoted to senior vice president and will succeed Davis as leader of HTTP. Yoo joined the Company in 2006 as the head of product development for HTTP. During this time, he oversaw the development and launch of the Gartner for Business Leaders suite. In 2007, he led

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product development and strategy for the Executive Programs team, where he oversaw the development and launch of the Gartner for IT Executives product line for CIOs.
Conference Call Information
Gartner has scheduled a conference call at 10:00 a.m. ET today, Wednesday, July 30, 2008, to discuss the Company’s financial results. The conference call will be available via the Internet by accessing the Company’s web site at http://investor.gartner.com. A replay of the webcast will be available for 90 days following the call.
About Gartner
Gartner, Inc. (NYSE: IT) is the world’s leading information technology research and advisory company. We deliver the technology-related insight necessary for our clients to make the right decisions, every day. From CIOs and senior IT leaders in corporations and government agencies, to business leaders in high-tech and telecom enterprises and professional services firms, to technology investors, we are the indispensable partner to 60,000 clients in 10,000 distinct organizations. Through the resources of Gartner Research, Gartner Executive Programs, Gartner Consulting and Gartner Events, we work with every client to research, analyze and interpret the business of IT within the context of their individual role. Founded in 1979, Gartner is headquartered in Stamford, Connecticut, U.S.A., and has 4,000 associates, including 1,200 research analysts and consultants in 80 countries. For more information, visit www.gartner.com.
Non-GAAP Financial Measures
Investors are cautioned that normalized EBITDA contained in this press release is not a financial measure under generally accepted accounting principles. In addition, it should not be construed as an alternative to any other measures of performance determined in accordance with generally accepted accounting principles. This non-GAAP financial measure is provided to enhance the user’s overall understanding of the Company’s current financial performance and the Company’s prospects for the future. We believe normalized EBITDA is an important measure of our recurring operations as it excludes items that may not be indicative of our core operating results. Normalized EBITDA is based on operating income, excluding depreciation, accretion on obligations related to excess facilities, amortization, META integration charges, SFAS 123 (R), goodwill impairments, and other charges.
Safe Harbor Statement
Statements contained in this press release regarding the growth and prospects of the business, the Company’s 2008 financial results and all other statements in this release other than recitation of historical facts are forward-looking statements (as defined in the Private Securities Litigation Reform Act of 1995). Such forward-looking statements include risks and uncertainties; consequently, actual results may differ materially from those expressed or implied thereby. Factors that could cause actual results to differ materially include, but are not limited to ability to expand or even retain the Company’s customer base; ability to grow or even sustain revenue from individual customers; ability to attract and retain professional staff of research analysts and consultants upon whom the Company is dependent; ability to achieve and effectively manage growth; ability to pay the Company’s debt obligations; ability to achieve continued customer renewals and achieve new contract value, backlog and deferred revenue growth in light of

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competitive pressures; ability to carry out the Company’s strategic initiatives and manage associated costs; substantial competition from existing competitors and potential new competitors; additional risks associated with international operations including foreign currency fluctuations; the impact of restructuring and other charges on the Company’s businesses and operations; general economic conditions; and other risks listed from time to time in the Company’s reports filed with the Securities and Exchange Commission. These filings can be found on Gartner’s Web site at www.gartner.com/investors and the SEC’s Web site at www.sec.gov. Forward-looking statements included herein speak only as of the date hereof and the Company disclaims any obligation to revise or update such statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events or circumstances.
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GARTNER, INC.
Condensed Consolidated Statements of Operations
(Unaudited; in thousands, except per share amounts)

	Three Months Ended			Six Months Ended
	June 30,			June 30,
	2008	2007		2008	2007
Revenues:
Research	$195,798	$163,753	20%	$385,339	$322,553	19%
Consulting	94,607	83,555	13%	172,725	159,822	8%
Events	50,970	42,362	20%	71,544	69,289	3%
Other	2,564	3,178	-19%	4,430	5,381	-18%

Total revenues	343,939	292,848	17%	634,038	557,045	14%
Costs and expenses:
Cost of services and product development	152,153	136,842	11%	278,113	260,198	7%
Selling, general and administrative	137,746	119,874	15%	268,632	234,982	14%
Depreciation	6,064	6,012	1%	12,573	11,747	7%
Amortization of intangibles	401	596	-33%	815	1,125	F
Other charges	—	9,084	-100%	—	9,084	-100%

Total costs and expenses	296,364	272,408	9%	560,133	517,136	8%

Operating income	47,575	20,440	F	73,905	39,909	85%
Interest expense, net	(4,960)	(5,398)	8%	(9,675)	(11,661)	17%
Other (expense) income , net	(150)	1,814	U	373	1,776	U

Income before income taxes	42,465	16,856	F	64,603	30,024	F
Provision for income taxes	12,337	4,877	U	19,882	9,068	U

Income from continuing operations	30,128	11,979	F	44,721	20,956	F
(Loss) income from discontinued operations, net of taxes (a)	(228)	2,069	F	6,723	1,284	F

Net income	$29,900	$14,048	F	$51,444	$22,240	F

Income per common share:
Basic:
Income from continuing operations	$0.32	$0.11	F	$0.46	$0.20	F
Income from discontinued operations	—	0.02	U	0.07	0.01	F

Income per share	$0.32	$0.13	F	$0.53	$0.21	F

Diluted:
Income from continuing operations	$0.30	$0.11	F	$0.44	$0.19	F
Income from discontinued operations	—	0.02	U	0.07	0.01	F

Income per share	$0.30	$0.13	F	$0.51	$0.20	F

Weighted average shares outstanding:
Basic	94,845	104,259	-9%	96,317	103,890	-7%
Diluted	98,895	109,571	-10%	100,252	108,941	-8%

(a)	Includes the operating results and gain on sale of our Vision Events business, which we sold in February 2008.

U/F = Unfavorable/Favorable

BUSINESS SEGMENT DATA (a)
(Dollars in thousands)

		Direct	Gross	Contrib.
	Revenue	Expense	Contribution	Margin
Three Months Ended 6/30/08
Research	$195,798	$67,896	$127,902	65%
Consulting	94,607	54,072	40,535	43%
Events	50,970	28,331	22,639	44%
Other	2,564	555	2,009	78%

TOTAL	$343,939	$150,854	$193,085	56%

Three Months Ended 6/30/07
Research	$163,753	$61,179	$102,574	63%
Consulting	83,555	49,245	34,310	41%
Events	42,362	23,023	19,339	46%
Other	3,178	773	2,405	76%

TOTAL	$292,848	$134,220	$158,628	54%

Six Months Ended 6/30/08
Research	$385,339	$132,417	$252,922	66%
Consulting	172,725	100,853	71,872	42%
Events	71,544	39,926	31,618	44%
Other	4,430	940	3,490	79%

TOTAL	$634,038	$274,136	$359,902	57%

Six Months Ended 6/30/07
Research	$322,553	$120,677	$201,876	63%
Consulting	159,822	97,477	62,345	39%
Events	69,289	35,422	33,867	49%
Other	5,381	1,325	4,056	75%

TOTAL	$557,045	$254,901	$302,144	54%

(a)	Excludes the results of the Vision Events business, which we sold in February 2008.

SELECTED STATISTICAL DATA (a)

	June 30,		June 30,
	2008		2007
Research contract value	$794,153	(b)	$682,987	(b)
Research client retention	81%		82%
Research wallet retention	101%		103%
Research client organizations	10,207		9,571
Consulting backlog	$111,300	(b)	$108,826	(b)
Consulting—quarterly utilization	75%		73%
Consulting billable headcount	478		487
Consulting—average annualized revenue per billable headcount	$489	(b)	$450	(b)
Events—number of events for the quarter	25		20
Events—attendees for the quarter	13,873		12,842

(a)	Excludes the results of the Vision Events business, which we sold in February 2008.

(b)	Dollars in thousands.

SUPPLEMENTAL INFORMATION
GAAP to Normalized EBITDA Reconciliation
(in thousands)
Reconciliation — GAAP to Normalized EBITDA (1):

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2008	2007	2008	2007
Net income	$29,900	$14,048	$51,444	$22,240
Interest expense, net	4,960	5,398	9,675	11,661
Other expense (income), net	150	(1,814)	(373)	(1,776)
Loss (income) from discontinued operations (2)	228	(2,069)	(6,723)	(1,284)
Tax provision	12,337	4,877	19,882	9,068

Operating income	$47,575	$20,440	$73,905	$39,909

Normalizing adjustments:
Depreciation, accretion, and amortization	6,706	6,979	13,883	13,681
Other charges (3)	—	9,084	—	9,084
SFAS No. 123(R) stock compensation expense (4)	6,424	7,840	13,056	13,407

Normalized EBITDA	$60,705	$44,343	$100,844	$76,081

Footnotes

(1)	Normalized EBITDA is based on operating income excluding depreciation, accretion on obligations related to excess facilities, amortization, Other charges and SFAS No. 123(R) expense.

(2)	Includes the gain on sale and operating results of our Vision Events business, which we sold in February 2008.

(3)	The three and six months ended June 30, 2007 includes charges of $8.7 million related to the settlement of litigation and a restructuring charge of $2.7 million. These charges were somewhat offset by a credit of $2.3 million resulting from the reversal of an accrual on an excess facility that was returned to service.

(4)	Stock compensation expense represents the cost of stock-based compensation awarded by the Company to its employees under Statement of Financial Accounting Standards No. 123(R), “Share-Based Payments” (“SFAS No. 123(R)”).